UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MGP Ingredients, Inc.
(Name of Registrant as Specified In Its Charter)

Karen Seaberg Laidacker M. Seaberg Cloud L. Cray, Jr. Cray Family Management LLC Cray MGP Holdings LP John P. Bridendall M. Jeannine Strandjord
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On August 9, 2013, Cloud L. Cray, Jr. and Karen Seaberg issued an open letter (the “Letter”) to the stockholders of MGP Ingredients, Inc. (the “Company”) in connection with the solicitation of proxies for the Company’s 2013 Annual Meeting of Stockholders, and any adjournments, postponements, continuations or rescheduling thereof (the “2013 Annual Meeting”). A copy of the Letter is attached hereto as Exhibit 1.  Cloud L. Cray, Jr. and Karen Seaberg are both directors of the Company and, along with Laidacker M. Seaberg, Cray Family Management LLC, Cray MGP Holdings LP, John P. Bridendall and M. Jeannine Strandjord, are participants (the “Participants”) in the solicitation of proxies.

ON JULY 10, 2013, THE PARTICIPANTS FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS FROM THE STOCKHOLDERS OF THE COMPANY FOR USE AT THE 2013 ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT IS AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. THE PARTICIPANTS’ DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WERE FIRST SENT TO HOLDERS OF THE COMPANY’S COMMON STOCK AND PREFERRED STOCK ON OR ABOUT JULY 12, 2013.

Exhibit 1

CLOUD L. CRAY, JR.
KAREN SEABERG
LAIDACKER M. SEABERG
CRAY FAMILY MANAGEMENT LLC
CRAY MGP HOLDINGS LP
JOHN P. BRIDENDALL
M. JEANNINE STRANDJORD

August 9, 2013

Dear Fellow MGP Stockholders,

On August 7, 2013, the directors of MGP Ingredients, Inc. (“MGP”), other than the undersigned Bud Cray and Karen Seaberg (the “Other Directors”), issued an open letter to MGP stockholders (the “August 7 Letter”) which we believe contains further inaccurate and misleading statements that need to be corrected.

No Interference with Board’s Fiduciary Duties

The August 7 Letter states that we are engaging in a “blatant effort to prevent the Board from carrying out its fiduciary duties” and that “we will not consider strategic alternatives to maximize MGP’s value — no matter how attractive those alternatives may be for other stockholders.”  The statements are both inaccurate and misleading.

We have made it clear on multiple occasions to the Other Directors and their advisers that we recognize our fiduciary duty as directors to consider all strategic alternatives and to pursue the alternative that is in the best interest of all stockholders.  However, we have been prevented from fulfilling that duty by being frozen out of participation in the review of strategic alternatives, which has been exclusively handled by the Special Committee of MGP’s Board of Directors.  We have filed a petition in the District Court of Atchison County, Kansas to prevent the Special Committee from usurping the legitimate role of the full Board of Directors and to allow us to receive the same information as the Other Directors, and to deliberate on which strategic alternative should be pursued.

We have also repeatedly pointed out to the Other Directors the common sense of including us in the strategic review process because any potential merger partner or buyer would want to know if it could obtain the necessary approval of the holders of Preferred Stock, of which we own 92%.  We also made it clear that while we have the legal right as stockholders to vote our stock independently, we would be willing to meet with any credible third party that has an interest in discussing a strategic alternative.  However, we currently believe that now is not the best time to maximize value for all stockholders because we would be selling from a position of weakness created by the prior five year history of poor operating and share price performance.  We believe new leadership can capitalize much more effectively on MGP’s market opportunities and thereby restore sustainable, profitable growth, build stockholder value, and better position MGP to pursue strategic alternatives in the future.

We believe the rush by the Other Directors to engage in a strategic transaction at this time is entirely self-serving and driven solely by their concern that they will lose this proxy contest.  If this were not such a defensive reaction and they truly felt it was their ongoing duty as directors to evaluate and pursue strategic alternatives, then why did they fail to undertake this strategic review process long before the scheduled May stockholder meeting, with participation of the complete board, instead of only one day after we informed them that we would be engaging a proxy contest to elect a new director and seek the termination of Mr. Newkirk as CEO and the replacement of Mr. Speirs as Chairman of the Board?

It is clear as a matter of law that the exercise of the legal right of stockholders to vote as they see fit has never been viewed as preventing or interfering with the directors’ fulfillment of their fiduciary duties.  Directors are supposed to evaluate strategic alternatives on a regular basis, and not just in response to a proxy contest, but it would be foolhardy for directors to ignore whether the alternatives being considered would not obtain the necessary stockholder approval.  That is why thoughtful boards of directors have an affirmative outreach program to stockholders to engage in dialog that enables them to understand the concerns and goals of the owners of the business that the directors are charged with overseeing.  Consciously ignoring this input, and avoiding seeking to persuade stockholders on a principled basis, leads to a waste of corporate assets by paying directors special compensation and financial and legal advisers for evaluating and pursuing strategic alternatives that may never gain stockholder approval.

More Self-Interested Actions

Fear of losing the proxy contest apparently also prompted hastily calling a Board meeting that was held on August 8, 2013, to approve new Employment Agreements for Tim Newkirk, the CEO, and three other officers, to amend all Restricted Stock Unit Awards (“RSUs”) and to amend the Short-Term Incentive Plan (“MEP Plan”).  The new employment agreements extend their term of employment to three years after a Change of Control (as defined in the Employment Agreement) and give the CEO severance payment equal to 18 months of base salary (or 12 months of base salary for the other three officers) and 1.5 times the mean of their bonus for the last three years if they are terminated, without cause, by MGP, or they terminate for Good Reason (as defined in the Employment Agreement), within 18 months following a Change of Control.  The vesting of amended RSUs is accelerated on a pro rata basis in the event of a Change of Control.  The amendments to the MEP Plan revise the definition of “Change of Control”, add a definition of “Cause” and annualize the payment of bonuses following a Change of Control.

We objected and voted against these Employment Agreements and enhanced benefits for the following reasons, among others:

•                        We did not believe our duty of care could be fulfilled because we received the underlying documents to effect these actions less than 24 hours prior to the Board meeting.

•                        The definition “Change of Control” in the Employment Agreements, the amended RSUs and the amended MEP Plan effectively guarantee the Change of Control payments and acceleration of RSUs and MEP bonus if there is a termination of

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employment, other than for Cause, following the replacement of five or more current directors at any time during the next three years that are not nominated by the current incumbent directors.  Such a Change of Control is likely to happen through the exercise of our rights as Preferred Stockholders to elect five of the nine directors, or upon filling of vacancies upon resignation of current directors.  This Board action therefore could result in the payment of over $3 million in additional compensation.

•                        While the Change of Control payment is not owed if the employee is terminated for “Cause,” the term “Cause” is defined very narrowly and does not encompass a failure to perform the duties specified in the Employment Agreement or any other breach of that agreement.

•                        The acceleration of the RSUs and the annualization of the MEP bonus payment occur upon the single trigger of a Change of Control rather than upon the accepted best practice of a double trigger (a termination of employment without cause or good reason following a Change of Control).

•                        We believe that a covenant not to compete does not provide adequate consideration for these Employment Agreements given MGP’s poor operating and stock performance under Mr. Newkirk’s leadership.

•                        We believe that the additional compensation expense arising from a Change of Control is a defensive measure intended to dissuade stockholders from voting in favor of our nominees.

•                        Finally, we believe that it sends a very unfair and self-serving signal to the rest of management and employees at both plants that in order to show a profit in the Second Quarter no MEP bonuses are being accrued for their benefit and yet the Other Directors have decided to provide large economic rewards to an elitist few of their choosing in senior management.

Performance, Professional Management and Accountable Directors

The August 7 Letter attempts to portray our objective as turning MGP into our “own quasi-private company” and not wanting “professional, experienced and independent leadership at MGP.”  Nothing could be further from the truth.

We fully support MGP continuing as a public company and improving its corporate governance by having stockholders approve the best practices proposals we have initiated.  It will ensure greater accountability of directors for the benefit of all stockholders, including the four of nine directors elected by the holders of Common Stock.  We support a strong and independent Board that provides effective oversight and collaborates with an effective CEO to build value for all stockholders.  We believe our nominees can augment the value added by the Other Directors and can work effectively with a strong and positively motivated CEO and Chairman of the Board to enable MGP to realize its market potential and achieve very substantial, profitable growth.  We believe this will require better execution of the current

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strategic plan, greater efficiency, and increased scale through new investment, acquisitions and joint ventures.

The Cray family has not been involved in the management of MGP since the beginning of 2008.  We have made it very clear that neither of us is interested in taking a leadership role and we have no intention of placing a member of our family in a senior management role at MGP.  What we do fully intend is to bring about a new CEO and a new Chairman of the Board who will work together effectively to deliver sustainable, profitable growth and restore a positive corporate culture where MGP’s employees and management work as a team with mutual respect and empowerment to build stockholder value.

The August 7 Letter also suggests that MGP was a small, ineffective company starved of capital by the payment of excessive dividends.  What the Other Directors leave out of this fable is that when the Cray family members ran the business, management made many capital improvements to the plants while continuing to sustain very large operating profits and we could afford much larger dividends for all holders of common stock than have been paid under current management. To illustrate, in fiscal 2004 through 2007, MGP had average operating income of approximately $18 million per year.  The average of our high and low stock price during that period was $25.12 and $8.63.  We need directors who are accountable to stockholders and who have the courage to change leadership when it is needed to restore and improve upon our historic operating and share performance.

Survey data shows that our goal of replacing the CEO to improve performance is not novel, but rather a growing trend.  A study by Booz & Company of CEO turnover in 2012 showed that 15% of the world’s 2500 largest public companies changed CEO’s in 2012, which was the highest total since 2005.  That study also found that among “companies that had a CEO turnover between 2009 and 2012 and were in the lowest quartile of performance as measured by total shareholder return over the outgoing CEO’s tenure, 39% had forced out their CEO, compared with just 18% among companies in the top quartile.  Another study by Challenger, Gray & Christmas tracked 729 CEO changes through July of this year, which reflects a 5.3% increase from the 692 CEO changes recorded in the first seven months of 2012.  Given MGP’s dismal performance during the last five years and the skewing of the minimal operating income in the first six months of 2013 by ceasing to accrue MEP bonuses for employees, it is well past time to make a CEO change to bring about sustainable, profitable growth.

The August 7 Letter also indicates that our current CEO apparently believes the current management team is incapable of implementing the current strategic plan without him, even on an interim basis while we conduct a professional search for a highly capable and experienced replacement.  We believe such arrogance and lack of empowerment of others speaks volumes as to why we need a change in leadership and a new “tone-at-the-top.”

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We need your help to bring about this positive change and we ask you to vote ONLY the Gold Proxy Card.

Sincerely,

/s/ Cloud Cray, Jr.
Cloud Cray, Jr.

/s/ Karen Seaberg
Karen Seaberg

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3 EASY WAYS TO VOTE

1.              Vote by Telephone.  Call the toll-free number listed on your proxy card or voting instruction form.  Have your control number listed on the form ready and follow the simple instructions.

2.              Vote by Internet.  Go to the website listed on your proxy card or voting instruction form.  Have your control number listed on the form ready and follow the simple instructions.

3.              Vote by Mail.  Mark, sign, date and return your proxy or voting instruction form in the postage-paid return envelope provided.

PLEASE ACT TODAY

YOUR VOTE IS IMPORTANT

All you have to do is vote the GOLD proxy card or voting instruction form that was included with this letter.  It will supersede any original proxy that you submitted.  Do NOT return the white proxy from MGP Ingredients.

If you submit a proxy to us by signing and returning the enclosed GOLD proxy card, do not sign or return any white proxy card or follow any voting instructions provided by MGPI management unless you intend to change your vote, because only your latest-dated proxy will be counted.  If you have already sent a proxy card to MGPI, you may revoke it and vote on the GOLD card simply by signing, dating and returning the enclosed GOLD proxy card.  Please do not return any white proxy card; it will revoke any GOLD card you have previously signed.

STREET NAME SHAREHOLDERS:  IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK NOMINEE OR OTHER INSTITUTION, ONLY THEY CAN VOTE YOUR SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS.

If you have any questions or require any assistance in executing your GOLD proxy card, please call or e-mail:

D.F. King & Co., Inc.
Toll-free:  (800) 859-8509
E-MAIL: MGPI@DFKING.COM

NOTICE TO INVESTORS

ON JULY 10, 2013, THE PARTICIPANTS FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”).  SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS FROM THE STOCKHOLDERS OF THE COMPANY FOR USE AT THE 2013 ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION RELATING TO THE PARTICIPANTS.  THE DEFINITIVE PROXY STATEMENT IS AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.  THE PARTICIPANTS’ DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WERE FIRST SENT TO COMMON AND PREFERRED STOCKHOLDERS ON OR ABOUT JULY 12, 2013.